Exhibit 12.1
CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS

	Nine months	Year ended December 31,
	ended
	September 30,
(in thousands, except for ratio amounts)	2011 (1)	2010 (2)	2009 (3)	2008 (4)	2007 (5)	2006 (6)
EARNINGS BEFORE FIXED CHARGES:
Income (loss) from continuing operations before income taxes	$11,786	$19,628	$(65,224)	$(5,771)	$52,922	$141,052
Less: Equity in income (loss) of joint ventures	(166)	(839)	695	(1,265)	1,526	5,156

	11,952	20,467	(65,919)	(4,506)	51,396	135,896
Add: Distributed income of joint ventures	3,673	6,524	5,664	5,392	5,406	—
Less: Interest capitalized	6,100	5,687	10,298	17,718	22,622	20,627
Less: Preferred distribution of subsidiaries	5,250	7,000	7,000	7,000	7,000	7,000

Total earnings before fixed charges	4,275	14,304	(77,553)	(23,832)	27,180	108,269

FIXED CHARGES
Interest expense	85,472	125,893	128,296	132,399	115,753	117,348
Interest capitalized	6,100	5,687	10,298	17,718	22,622	20,627
Accretion of discount	455	514	628	571	590	694
Loan amortization	4,761	4,102	3,925	2,958	3,661	3,782
Interest portion of rental expense	126	174	940	928	912	864
Preferred distribution of subsidiaries	5,250	7,000	7,000	7,000	7,000	7,000

Total fixed charges	102,164	143,370	151,087	161,574	150,538	150,315

Total earnings and fixed charges	$106,439	$157,674	$73,534	$137,742	$177,718	$258,584

RATIO OF EARNINGS TO FIXED CHARGES	1.04	1.10	0.49	0.85	1.18	1.72

(1)	Earnings include a $29,791 impact related to a loss on the discontinuation of a hedging relationship, a $3,316 impact related to a net gain on the sale of an available-for-sale investment, and a $5,884 impact related to gains on the sale of properties, including land and joint venture interests. Excluding these impacts, the ratio would be 1.24.

(2)	Earnings include a $1,000 impact related to an impairment provision on a technology investment. Excluding this impact, the ratio would be 1.10.

(3)	We would have needed to generate an additional $77,553 to achieve a coverage of one to one in 2009. Earnings include an $85,614, impact related to impairment associated with land development activities and a $2,550 impact related to loss on early retirement of debt. Excluding this impact, the ratio would be 1.07.

(4)	We would have needed to generate an additional $23,832 to achieve a coverage of one to one in 2008. Earnings include a $51,323 impact related to impairment associated with land development activities, a $13,566 impact related to gain on early retirement of debt, and a $2,929 impact related to gain on sale of properties, including land. Excluding this impact, the ratio would be 1.07.

(5)	Earnings include a $1,447 impact related to impairment associated with land development activities. Excluding this impact, the ratio would be 1.19.

(6)	Earnings include a $97,452 impact related to gain on sale of properties, including land. Excluding this impact, the ratio would be 1.07.

INTEREST COVERAGE RATIO
Total revenues	$508,124	$638,741	$637,453	$592,868	$602,431	$588,767
Total expenses	(472,265)	(617,510)	(615,208)	(562,546)	(549,588)	(550,323)
Income from discontinued operations	—	3,481	5,101	8,441	16,794	17,513
Add: Depreciation and amortization	141,872	176,951	175,247	171,446	157,629	149,548
Add: Depreciation of discontinued operations	—	2,711	3,360	6,088	10,284	14,125
Add: Interest expense	85,472	125,893	128,296	132,399	115,753	117,348
Add: Interest expense of discontinued operations	—	—	—	466	998	996

Total	$263,203	$330,267	$334,249	$349,162	$354,301	$337,974

Total interest expense	$85,472	$125,893	$128,296	$132,865	$116,751	$118,344

INTEREST COVERAGE RATIO	3.1	2.6	2.6	2.6	3.0	2.9